EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Plans to Invest
Up To $5 Million In FFS Holdings

   CONCORD, NEW HAMPSHIRE, February 19, 2004 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) announced today that its Board of Directors has authorized management to finalize negotiations and execute a definitive agreement with FFS Holdings, Inc. for an investment of up to $5 million in that company or a related company. The investment, which would include voting and non-voting common shares, would represent approximately 8% of the common voting shares and approximately 12% of the total common equity. A definitive closing date has not been set. The investment by Rock of Ages remains subject to the negotiation and execution of definitive investment documents, due diligence investigations and numerous conditions to closing, including the closing of the transaction described below.

   Hillenbrand Industries, Inc. announced on February 13, 2004 that it had signed a definitive agreement to sell its Forethought Financial Services, Inc. unit to FFS Holdings for nominal consideration of $280 million. Forethought is the leading provider of pre-need insurance trust services programs which are currently marketed primarily through funeral directors. FFS Holdings was formed to acquire the shares of Forethought by The Devlin Group, led by Robert M. Devlin, former Chairman and CEO of American General Corp. In addition to Mr. Devlin, The Devlin Group is comprised of several senior insurance industry executives, including William R. Berkley, Chairman and CEO of W.R. Berkley Corporation, Rodney A. Hawes, Jr., former Chairman and CEO of Life Re Corporation, Michael J. Poulos, former Chairman, President and CEO of Western National Corporation, and Douglas M. Schair, former Vice Chairman and Chief Investment Officer of Life Re Corporation. The transaction is subject to customary closing conditions, including regulatory approvals. A definitive closing date has not been set.

   Mr. Schair is a member of the Board of Directors of Rock of Ages and a holder of 12% of the Class A common stock of Rock of Ages. Mr. Schair is expected to hold 12% of the common voting shares of FFS Holdings and will hold the position of Vice Chairman and Chief Investment Officer of FFS Holdings.

   Kurt Swenson, Chairman and CEO of Rock of Ages, expressed delight that the members of The Devlin Group had invited Rock of Ages to be an owner with them in FFS Holdings. "The members of The Devlin Group have very impressive records in the life insurance business and in making successful investments. There are important potential synergies between Forethought's business and our business that will be fully explored once FFS closes on the purchase of Forethought."

About Rock of Ages

   Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Arbitration Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.